Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-110924) pertaining to the FleetBoston Financial Savings Plan of our report dated June 22, 2004, with respect to the financial statements of the FleetBoston Financial Savings Plan included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2003.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

June 25, 2004